SEVENTEENTH AMENDMENT

TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS SEVENTEENTH AMENDMENT dated as of November 17, 2017, to the Fund Administration Servicing Agreement (the “Agreement”) dated as of March 25, 2010, as amended, is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement and the fee schedule of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Section 10. Term of Agreement; Amendment shall be superseded and replaced with the following Section 10.

10. Term of Agreement; Amendment

This Agreement shall become effective as of the date of January 1, 2018 and will continue in effect through December 31, 2021. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Seventeenth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DOUBLELINE FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Ronald R. Redell	By: /s/ Anita M. Zagrodnik

Name: Ronald R. Redell	Name: Anita M. Zagrodnik

Title: President	Title: Senior VP

Exhibit B to the Fund Administration Servicing Agreement -

DoubleLine Funds Trust

FUND ACCOUNTING, ADMINISTRATION SERVICES AND DOMESTIC CUSTODY FEE SCHEDULE effective January 1, 2018

Annual Fee Based Upon Market Value of the Fund Complex:

–	2.50 basis points on the first $
–	2.00 basis points on the next $
–	1.50 basis points on the next $
–	0.95 basis points on the next $
–	0.75 basis points on the next $
–	0.70 basis points on the balance

Included in Annual Complex Fee:

◾	Advisor Information Source Web Portal access and reports
◾	Daily compliance testing
◾	Start up legal administration services
◾	Daily performance reporting
◾	Legal administration for annual updates
◾	15c-3 Reporting
◾	Chief Compliance Officer support

Portfolio Transaction Fees

$         per book entry DTC transaction/Federal Reserve transaction/principal paydown

$         per short sale

$         per U.S. Bank repurchase agreement transaction

$         per option/future contract written, exercised or expired

$         per mutual fund trade/Fed wire/margin variation Fed wire

$         per physical security transaction

$         per segregated account per year

◾	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
◾	No charge for the initial conversion free receipt.
◾	Overdrafts – charged to the account at prime interest rate plus 2.

Out-Of-Pocket Expenses

Including but not limited to postage, stationery, programming, special reports, systems expenses, proxies, insurance, legal administration projects, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from Board of directors meetings, third party auditing and legal expenses, pricing services, fair value pricing services, factor services, customized reporting, expenses incurred in the transfer fees, safekeeping, delivery and receipt of securities, shipping, and conversion expenses (if necessary).

Exhibit B (continued) to the Fund Administration Servicing Agreement

DoubleLine Funds Trust

FUND ACCOUNTING, ADMINISTRATION SERVICES, AND DOMESTIC CUSTODY FEE SCHEDULE effective January 1, 2018

◾

Pricing Services (Prices below are based on U.S Bancorp’s primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees)

–	$ Domestic and Canadian Equities/Options/International Equities/Futures/Currency Rates
–	$ Corp/Gov/Agency Bonds/Mortgage Backed
–	$ CMOs/Municipal Bonds/Money Market Instruments/International Bonds/Asset-Backed /High

Yield Bonds

–	$ /Fund per Day - Bank Loans
–	$ /Fund per Day - Credit Default Swaps
–	$ /Fund per Day - Basic Interest Rate Swaps
–	$ /Fund per Month - Mutual Fund Pricing
–	$ /Month Manual Security Pricing (>10/day)
–	No Charge – Corporate Action Services

◾	Factor Services (BondBuyer)
–	$ /CMO/Month
–	$ /Mortgage Backed/Month
–	$ /Month Minimum/Fund Group
–

◾	Fair Value Services (FT Interactive)
–
–	Billed as incurred

NOTE: Prices above are based on using IDC as the primary pricing service. Alternative source costs may vary. All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

Electronic Board Book Portal – Document Mall

$        /year (includes 10 “external” users) - waived

4